Exhibit 99.1

WORCESTER, Mass., February 9, 2011 –

The Hanover Insurance Group Reports

Fourth Quarter and Full Year 2010 Results

Fourth Quarter 2010 Financial Highlights

•	Net income of $58.4 million, or $1.27 per share

•	Segment income after tax of $43.7 million, or $0.95 per share(1)

•	Combined ratio of 97.8%; ex-catastrophe combined ratio(2) of 95.6%

•	Net premiums written of $717.1 million, 14.4% higher than the prior-year quarter

Full Year 2010 Financial Highlights

•	Net income of $154.8 million, or $3.34 per share

•	Segment income after tax of $122.2 million, or $2.64 per share(1)

•	Combined ratio of 100.1%; ex-catastrophe combined ratio(2) of 94.5%

•	Net premiums written of $3,048.0 million, compared to $2,608.7 million in the prior year, an increase of 16.8%

•	Book value per share of $54.74 at December 31, 2010, up 10% from year end 2009

$ in millions, except per share amounts	Quarter ended December 31		Year ended December 31
	2010	2009	2010	2009
Total Segment Income after taxes(1)	$43.7	$41.8	$122.2	$157.5
Net realized investment gains	12.9	11.1	29.7	1.4
(Loss) gain on retirement of debt	(2.0)	—	(2.0)	34.5
Income tax benefit (expense) on non-segment income(3)	2.8	3.0	3.3	(5.6)

Income from Continuing Operations	57.4	55.9	153.2	187.8
Discontinued Operations	1.0	1.4	1.6	9.4

Net Income	$58.4	$57.3	$154.8	$197.2

Net Income per share (Diluted)	$1.27	$1.14	$3.34	$3.86

Total segment income after taxes, per share(1)	$0.95	$0.83	$2.64	$3.08

(1)	Segment income (pre-tax), segment income after-tax and segment income after-tax per share are non-GAAP measures. The reconciliation of these measures to the closest GAAP measure, income from continuing operations, is provided on page 11 of this press release. See “Non-GAAP financial measures”, starting on page 9 of this press release.

(2)	Ex-catastrophe combined ratio is a non-GAAP measure. The closest GAAP measure is the combined ratio. See “Non-GAAP financial measures”, starting on page 9 of this press release.

(3)	Refer to footnote 3 on page 11

The Hanover Insurance Group, Inc. (NYSE: THG) today reported fourth quarter and full year 2010 results.

“Our fourth quarter results reflect a continuation of the positive trends we saw during 2010,” said Frederick H. Eppinger, chief executive officer at The Hanover. “Our ex-catastrophe accident year loss ratio improved by 3 points compared to the prior-year quarter, and we grew ex-catastrophe P&C earnings by 20%, all while achieving significant net written premium growth.

“Our differentiated partner agency strategy allows us to improve margins while growing at rates above industry averages,” Eppinger said. “In 2010, for the first time in our nearly 160-year history, our written premium volume passed the $3 billion mark, driven by the success of our renewal rights transaction and strong growth in specialty commercial lines. This was also the first year our commercial premiums accounted for more than half of our business overall, reflecting the success of our diversification efforts.

“We closed the year with a book value per share of $54.74, an increase of 10% from December 2009, as we continue to build value for our shareholders,” he said.

“Our strong results for the quarter and the year provide further confirmation that our strategy is succeeding and that we are well positioned to capitalize on continuing market opportunities.”

The following table details segment income:

$ in millions, except per share amounts	Quarter ended December 31		Year ended December 31
	2010	2009	2010	2009
Commercial Lines	$36.4	$52.5	$111.2	$189.7
Personal Lines	39.0	20.3	113.0	76.4
Other Property and Casualty	0.8	(2.5)	3.5	4.0

Total Property & Casualty(1)	76.2	70.3	227.7	270.1
Interest expense on debt	(11.5)	(7.9)	(44.3)	(35.1)

Total pre-tax segment income(1)	64.7	62.4	183.4	235.0
Federal income tax expense	(21.0)	(20.6)	(61.2)	(77.5)

Total segment income after taxes(1)	$43.7	$41.8	$122.2	$157.5

Per share(1)	$0.95	$0.83	$2.64	$3.08

(1)

Total Property & Casualty, total pre-tax segment income and total segment income after taxes (and per share) are non-GAAP measures. See reconciliations to income from continuing operations, the closest GAAP measure, provided on page 11 of this press release.

Fourth Quarter 2010 Segment Results

Net income for the fourth quarter of 2010 was $58.4 million, or $1.27 per share, compared to $57.3 million, or $1.14 per share, in the fourth quarter of 2009.

Total Property and Casualty segment income before interest expense and taxes(1) was $76.2 million in the fourth quarter of 2010, compared to $70.3 million in the fourth quarter of the prior year. The Total

Property and Casualty GAAP combined ratio was 97.8% in the current quarter, compared to 97.7% in the prior-year quarter. The pre-tax net impact of catastrophes was $16.8 million, or 2.2 points of the fourth quarter 2010 combined ratio, compared to $6.6 million, or 1.0 point, in the prior-year quarter. Excluding the pre-tax net impact of catastrophes, Property and Casualty pre-tax segment income was $93.0 million in the fourth quarter 2010, compared to $76.9 million in the fourth quarter of 2009.

The following table summarizes the components of the GAAP combined ratio:

	Quarter ended December 31		Year ended December 31
	2010	2009	2010	2009
Commercial Lines losses (excluding catastrophes)	44.8%	40.5%	44.3%	41.5%
Commercial Lines catastrophe-related losses	2.4%	0.1%	4.5%	2.6%
Total Commercial Lines losses	47.2%	40.6%	48.8%	44.1%
Personal Lines losses (excluding catastrophes)	55.7%	61.1%	54.1%	58.0%
Personal Lines catastrophe-related losses	2.1%	1.7%	6.7%	4.8%
Total Personal Lines losses	57.8%	62.8%	60.8%	62.8%
Total P&C (excluding catastrophes)	50.1%	52.0%	49.3%	50.5%
Total P&C catastrophe-related losses	2.2%	1.0%	5.6%	3.9%
Total P&C Losses	52.3%	53.0%	54.9%	54.4%
Loss adjustment expenses	10.7%	10.9%	10.4%	10.0%
Policy acquisition and other underwriting expenses(2)	34.8%	33.7%	34.8%	33.8%
Combined Ratio	97.8%	97.7%	100.1%	98.2%
Combined Ratio (excluding catastrophes)	95.6%	96.7%	94.5%	94.3%

(1)	Total Property & Casualty segment income before interest and taxes is a non-GAAP measure. See reconciliations to income from continuing operations, the closest GAAP measure, provided on page 11 of this press release.

(2)	Policy acquisition and other underwriting expenses are reduced by installment fee revenues for purposes of the ratio calculation.

Commercial Lines

Commercial Lines pre-tax segment income was $36.4 million in the fourth quarter of 2010, compared to $52.5 million in the fourth quarter of 2009. The Commercial Lines GAAP combined ratio was 99.3% in the fourth quarter of 2010, compared to 92.7% in the fourth quarter of 2009. Catastrophe-related losses were $9.1 million, or 2.4 points of the fourth quarter combined ratio in 2010, compared to $0.4 million, or 0.1 points, in the prior-year quarter. Excluding the pre-tax net impact of catastrophes, Commercial Lines pre-tax segment income was $45.5 million in the fourth quarter of 2010, compared to $52.9 million in the fourth quarter of 2009.

Favorable development of prior-year loss reserves was $8.8 million, or 2.3 points of the combined ratio in the fourth quarter of 2010, compared to $23.3 million, or 8.3 points, in the prior-year quarter.

Commercial Lines segment income, excluding catastrophes and favorable development of prior-year loss reserves, was $36.7 million in the current quarter, compared to $29.6 million in the prior-year quarter, driven by lower ex-catastrophe accident year loss ratios.

Net premiums written were $369.1 million in the fourth quarter of 2010, representing a 36.5% increase over the fourth quarter of 2009. This growth reflected the benefit of the company’s renewal rights transaction, as well as growth in its specialty and niche businesses.

Personal Lines

Personal Lines pre-tax segment income was $39.0 million in the fourth quarter of 2010, compared to $20.3 million in the fourth quarter of 2009. The Personal Lines GAAP combined ratio was 96.4% in the current quarter, compared to 101.9% in the prior-year quarter. Catastrophe-related losses were $7.7 million, or 2.1 points, in the fourth quarter of 2010, compared to $6.2 million, or 1.7 points, in the fourth quarter of 2009. Excluding the pre-tax net impact of catastrophes, Personal Lines pre-tax segment income was $46.7 million in the current quarter, compared to $26.5 million in the prior-year quarter.

The year-over-year increase in ex-catastrophe segment income was primarily the result of lower ex-catastrophe current accident year loss ratios, as well as higher favorable development of prior-year loss reserves, partially offset by higher expenses.

Ex-catastrophe current accident year loss ratios in the quarter were lower compared to the fourth quarter of 2009. The company attributes this to positive rate actions and a continued business mix shift toward whole accounts.

Favorable development of prior-year loss reserves was $11.7 million in the fourth quarter of 2010, compared to $1.8 million in the fourth quarter of 2009, improving the Personal Lines combined ratio by 3.2 points and 0.5 points, respectively.

Other underwriting expenses were higher in the current quarter compared to the fourth quarter of 2009, mostly driven by increased contingent commissions, reflecting improved agency performance in 2010.

Net premiums written were $348.0 million in the fourth quarter of 2010, compared to $356.5 million in the fourth quarter of 2009, a decline of 2.4%, primarily driven by a reduction of homeowners risks in Louisiana, along with lower new business writings outside of the company’s growth states. This was partially offset by higher rates in both the auto and homeowners lines, and increased premiums in growth states.

Other Property & Casualty

Other Property & Casualty’s pre-tax segment income was $0.8 million in the fourth quarter of 2010, compared to a $2.5 million pre-tax segment loss in the prior-year quarter, driven by lower pension related expenses in discontinued businesses.

Full Year 2010 Segment Results

Net income for the full year of 2010 was $154.8 million, or $3.34 per share, compared to net income of $197.2 million, or $3.86 per share, in 2009.

Total Property and Casualty pre-tax segment income was $227.7 million for the full year of 2010, compared to $270.1 million in the prior year. The Property and Casualty GAAP combined ratio was 100.1%, compared to 98.2% in 2009. The pre-tax net impact of catastrophes was $160.3 million in 2010, or 5.6 points of the combined ratio, compared to $98.9 million, or 3.9 points of the combined ratio, in 2009. Excluding the pre-tax net impact of catastrophes, Property and Casualty pre-tax segment income was $388.0 million in 2010, compared to $369.0 million in 2009.

The increase in 2010 Property and Casualty pre-tax segment income, excluding the impact of catastrophes, was primarily the result of lower ex-catastrophe current accident year loss ratios, which declined by 1.3 points in Commercial Lines and by 3.8 points in Personal Lines. This was partially offset by lower favorable development from prior-year reserves, as well as higher expenses due to business expansion and specialty product development in Commercial Lines.

Favorable development of prior-year loss reserves was $88.5 million, or 3.1 points of the combined ratio for the full year of 2010, compared to $133.1 million, or 5.2 points, in the prior year.

Total Property and Casualty pre-tax segment income excluding catastrophes and favorable development of prior-year loss reserves was $299.5 million in 2010, compared to $235.9 million in the full year of 2009.

Net premiums written were $3,048.0 million in 2010, compared to $2,608.7 million in 2009, an increase of 16.8%. The net written premium growth reflected the benefit of the company’s renewal rights transaction, as well as growth in its specialty and niche businesses in Commercial Lines.

Fourth Quarter and Full Year 2010 Investment Results

Net investment income from continuing operations was $63.0 million for the fourth quarter of 2010, compared to $63.8 million in the same period of 2009. For the full year 2010, net investment income from continuing operations was $247.2 million, compared to $252.1 million in 2009. The decline in 2010 was primarily due to the utilization of fixed maturities to fund certain corporate actions, such as stock and corporate debt repurchases, and a $100 million contribution to the company’s pension plan on January 4, 2010, as well as the impact of lower new money rates. Partially offsetting these decreases was higher income due to the continued investment of cash, principally into the bond market, and the investment of proceeds from the issuance of senior debt. The average pre-tax earned yield on fixed maturities was 5.37% and 5.43% for the fourth quarters of 2010 and 2009, respectively, and 5.46% and 5.53% for the full years 2010 and 2009, respectively.

In the fourth quarter of 2010, the company recognized pre-tax net investment gains of $19.3 million, which were partially offset by impairment charges of $6.4 million. In the fourth quarter of 2009, the company recognized pre-tax net realized gains of $14.7 million, which were partially offset by impairment charges of $3.6 million.

For the full year of 2010, the company recognized pre-tax net investment gains of $43.6 million, which were partially offset by impairment charges of $13.9 million. In 2009, the company recognized pre-tax net realized gains of $34.3 million. Offsetting these gains were impairment charges of $32.9 million.

Pre-tax net realized gains resulted primarily from sales of fixed maturities and equities in each of the periods reported.

Investment Portfolio

The Company held $5.4 billion in cash and investment assets at December 31, 2010. Fixed maturities and cash represented 97% of the company’s investment portfolio. Approximately 92% of our fixed maturity portfolio is rated investment grade. Pre-tax net unrealized investment gains increased $104.8 million during the year, from $106.4 million at December 31, 2009 to $211.2 million at December 31, 2010. During the fourth quarter, pre-tax net unrealized investment gains decreased $122.6 million, driven by an increase in interest rates in the quarter, partially offset by tightening of credit spreads.

Book Value

The following table provides a roll forward of book value for the quarter and year ended December 31, 2010:

	Quarter ended December 31, 2010		Year ended December 31,2010
$ in millions, except per share	$ Amounts	$ per share	$ Amounts	$ per share
Beginning of Period Book Value	$2,478.8	$55.25	$2,358.6	$49.72
Net Income
Continuing Operations	57.4	1.25	153.2	3.31
Discontinued Operations	1.0	0.02	1.6	0.03
Change in AOCI, net of tax
Change in Pension and Postretirement Related Benefits	(7.4)	(0.16)	(2.7)	(0.06)
Change in Net Unrealized Investment Gains(1)	(59.1)	(1.31)	110.6	2.46
Dividends to Shareholders	(11.3)	(0.25)	(47.2)	(1.00)
Common Stock Activity
Accelerated Stock Repurchase Program	(4.1)	—	(109.6)	—
Other Stock Repurchases	—	—	(25.1)	—
Other, net	5.2	—	21.1	—
Common Stock Net Activity, per share	—	(0.06)	—	0.28

End of Period Book Value	$2,460.5	$54.74	$2,460.5	$54.74

(1)	Fourth quarter and the full year 2010 include a net benefit of $39.1 million, or $0.87 per share, and $63.0 million, or $1.40 per share, respectively, related to the release of a deferred tax valuation allowance resulting from the implementation of certain tax planning strategies, which were partially offset by other tax-related items.

At December 31, 2010, book value per share was $54.74, down 1% from September 30, 2010.

The company did not repurchase stock under its share repurchase program in the fourth quarter 2010. The current share repurchase capacity under the program is approximately $157 million.

Earnings Conference Call

The Hanover will host a conference call to discuss the company's fourth quarter results and outlook for 2011 on Thursday, February 10, at 10:00 a.m. Eastern Time. A PowerPoint slide presentation will accompany prepared remarks and has been posted on the company’s Web site. Interested investors and others can access the call in listen-only mode and can view the presentation through The Hanover's Web site, located at www.hanover.com. Web-cast participants should go to the Web site 15 minutes early to register, download, and install any necessary audio software. A re-broadcast of the conference call will be available on the company’s Web site approximately two hours after the call.

Statistical Supplement

The Hanover's fourth quarter earnings news release and statistical supplement are available in the Investors section at www.hanover.com.

Forward-Looking Statements and Non-GAAP Financial Measures

Forward-looking statements

Certain statements in this release or in the above-referenced conference call, may be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Use of the words "believes," "anticipates," "expects," “projections,” “outlook,” “should,” “could,” “confident,” “plan,” “guidance,” “on track to” and similar expressions is intended to identify forward-looking statements. The company cautions investors that any such forward-looking statements are estimates or projections that involve significant judgment and not guarantees of future performance. Actual results could differ materially.

In particular, statements in this press release regarding the company seeing “a continuation of the positive trends”, improvements in “margins while growing at rates above industry averages,” and that the company’s “strategy is succeeding,” and is “well positioned to capitalize on continuing market opportunities” and statements in the above referenced conference call regarding expectations for 2011 and beyond, including with respect to net written premium, new business growth, retention, the ability to achieve rate increases and maintain or improve ex-catastrophe accident year loss and expense ratios, net investment income, the potential impact of capital actions and business investments, financial strength, increasing earnings power and continually improving core earnings, the impact of product, account-based and geographic mix changes on future profitability, prior-year loss and loss adjustment expense reserve development from the company’s continuing and run-off operations, segment income, effective tax rates, weighted shares outstanding and returns on equity are forward-looking statements. Statements regarding the possible impact of the current economic conditions on the company’s business and investment portfolio, and with respect to the anticipated pricing environment, are also forward looking statements. Investors should consider the risks and uncertainties in the company’s business and under current financial market conditions that may affect such estimates and future performance, including (i) the inherent difficulties in arriving at such estimates, particularly with respect to current accident year results and loss reserve development; (ii) the complexity of estimating losses from large catastrophe events or with respect to emerging issues where circumstances may delay reporting of the existence, nature or extent of losses or where “demand surge,” regulatory assessments, litigation, coverage and technical complexities or other factors may significantly impact the ultimate amount of such losses; (iii) the difficulties of estimating the impact of the current financial and economic environment on rates, investment income, product demand, losses and competitor actions; (iv) the uncertainties in current circumstances of future rating agency requirements, which could affect the company as well as the company’s investment portfolio; and (v) the impact of the evolving regulatory and legal environment such as the federal government’s recent adoption of national healthcare legislation, adoption of the Dodd-Frank Wall Street Reform and Consumer Protection Act or the Michigan Supreme Court’s recent decision to overturn the so-called Kreiner decision and significantly expand the circumstances under which claimants can sue for non-economic losses resulting from automobile accidents in Michigan.

Investors are directed to consider the risks and uncertainties in the company’s business that may affect future performance and that are discussed in readily available documents, including the company's annual report and other documents filed by The Hanover with the Securities and Exchange Commission and which are also available at www.hanover.com under "Investors.” These uncertainties include the possibility of adverse catastrophe experiences (including terrorism) and severe weather, the uncertainty in estimating weather-related losses, the uncertainties in estimating property and casualty losses (particularly with respect to products with longer tails or involving emerging issues and with respect to losses incurred as the result of new lines of business), the possibility of adverse judicial decisions, including those which expand policy coverage beyond its intended scope (such as the recent decision by the Michigan Supreme Court overturning the so-called Kreiner standard for suing for non-economic losses resulting from an automobile accident in Michigan), the ability to increase or maintain certain property and casualty insurance rates, the impact of new product introductions (such as the company’s management liability products and expansion into health care product coverages) and expansion in geographic areas, including its western expansion, the impact of the company’s recent or future acquisitions, adverse loss development and adverse trends in mortality and morbidity and medical costs, changes in frequency and loss trends, the ability to increase renewal rates and new property and casualty policy counts, investment impairments (which may be affected by, among other things, the company’s ability and willingness to hold investment assets until they recover in value), heightened competition (including continuing rate pressure, particularly in Commercial Lines), the economic environment, particularly in the state of Michigan, where the company has a significant portion of its business, adverse state and federal legislation or regulation or regulatory actions, financial ratings actions, uncertainties in estimating indemnification liabilities recorded in conjunction with indemnity obligations undertaken in connection with the sale of various businesses, including The Hanover’s former life companies, and increased uncertainties in general economic conditions and in investment and financial markets, which, among other things, could result in increased impairments of fixed income investments or the inability to collect from reinsurers and the performance of the discontinued and run-off voluntary pools, including the inherent uncertainty regarding the types of claims in such pools and the uncertainty whether the reserves would be sufficient.

Non-GAAP financial measures

The Hanover uses non-GAAP financial measures as important measures of its operating performance, including total segment income, segment income after tax, segment income after-tax per share, and measures of segment income and loss ratios excluding catastrophe losses and reserve development. After-tax segment income EPS (sometimes referred to as “after-tax segment income per share”) is a non-GAAP measure. It is defined as net income (loss) excluding the after-tax impact of net realized investment gains (losses), gains and losses from the retirement of the company’s debt, and results from discontinued operations, divided by the average number of diluted shares of common stock. The definition of other financial measures and terms can be found in the Annual Report on pages 77-79.

Segment income (Property and Casualty segment income) is net income, excluding federal income taxes and net realized investment gains and losses, including gains or losses on certain derivative instruments, because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Segment income also excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items. Segment income is the sum of the segment income from: Commercial Lines, Personal Lines, and Other Property and Casualty. The Hanover believes that measures of total segment income provide investors with a valuable measure of the performance of the company’s ongoing businesses because they highlight net income attributable to the core operations of the business.

The Hanover also provides measures of segment income and loss ratios that exclude the effects of catastrophe losses. A catastrophe is a severe loss, resulting from natural or manmade events, including risks such as fire, hurricane, earthquake, windstorm, explosion, terrorism or other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance. The Hanover believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings and loss ratios.

Reserve development, which can be favorable or unfavorable, represents changes in the company’s estimate of the costs to pay claims from prior years. The company believes that a discussion of segment income excluding reserve development is helpful to investors since it provides insight into both its estimate of current year accident results and the accuracy of prior-year estimates.

Income from continuing operations is the most directly comparable GAAP measure for total segment income (and total segment income after tax) and measures of segment income that exclude the effects of catastrophe losses or reserve development. Segment income and measures of segment income that exclude the effects of catastrophe losses or reserve development should not be construed as substitutes for net income determined in accordance with GAAP. A reconciliation of income from continuing operations to segment income for the quarters and years ended December 31, 2010 and 2009 is set forth in the table at the end of this document and in the statistical supplement.

Loss ratios calculated in accordance with GAAP are the most directly comparable GAAP measure for loss ratios calculated excluding the effects of catastrophe losses. The presentation of loss ratios calculated excluding the effects of catastrophe losses should not be construed as a substitute for loss ratios determined in accordance with GAAP.

The Hanover Insurance Group, Inc., based in Worcester, Mass., is the holding company for a group of insurers that includes The Hanover Insurance Company, also based in Worcester, Citizens Insurance Company of America, headquartered in Howell, Michigan, and their affiliates. The Hanover offers a wide range of property and casualty products and services to individuals, families and businesses through an extensive network of independent agents, and has been meeting its obligations to its agent partners and their customers for more than 150 years. Taken as a group, The Hanover ranks among the top 30 property and casualty insurers in the United States.

Contact Information

Investors:	Media:
Oksana Lukasheva	Michael F. Buckley
E-mail: olukasheva@hanover.com	E-mail: mibuckley@hanover.com
1-508-855-2063	1-508-855-3099

Definition of Reported Segments

The Hanover’s continuing operations include three Property and Casualty operating segments: Commercial Lines, Personal Lines, and Other Property and Casualty. The Commercial Lines segment offers a suite of products targeted at the small to mid-size business markets, which include commercial multiple peril, commercial automobile, workers’ compensation and other commercial products, such as fidelity and surety bonds, inland marine, specialty program business, professional liability, management liability and other coverages. The Personal Lines segment markets automobile, homeowners and ancillary coverages to individuals and families. The Other Property and Casualty segment includes Opus Investment Management, Inc., which provides investment management services to institutions, pension funds and other organizations, as well as a block of run-off voluntary pools business.

The following is a reconciliation from segment income to net income(1):

	Quarter ended December 31				Year ended December 31
$ in millions, except per share	2010		2009		2010		2009
	$	Per Share(2)	$	Per Share(2)	$	Per Share(2)	$	Per Share(2)
Property and Casualty
Commercial Lines	$36.4	$—	$52.5	$—	$111.2	$—	$189.7	$—
Personal Lines	39.0	—	20.3	—	113.0	—	76.4	—
Other Property & Casualty	0.8	—	(2.5)	—	3.5	—	4.0	—

Total Property and Casualty	76.2	—	70.3	—	227.7	—	270.1	—
Interest expense on debt	(11.5)	—	(7.9)	—	(44.3)	—	(35.1)	—

Total segment income	64.7	1.41	62.4	1.24	183.4	3.96	235.0	4.60
Federal income tax expense on segment income	(21.0)	(0.46)	(20.6)	(0.41)	(61.2)	(1.32)	(77.5)	(1.52)

Total segment income after federal income taxes	43.7	0.95	41.8	0.83	122.2	2.64	157.5	3.08
Net realized investment gains	12.9	0.28	11.1	0.22	29.7	0.64	1.4	0.03
(Loss) gain on retirement of debt	(2.0)	(0.04)	—	—	(2.0)	(0.04)	34.5	0.68
Federal income tax benefit (expense) on non-segment income (3)	2.8	0.06	3.0	0.06	3.3	0.07	(5.6)	(0.11)

Income from continuing operations, net of taxes	57.4	1.25	55.9	1.11	153.2	3.31	187.8	3.68
Gain from discontinued FAFLIC business, net of taxes	0.1	—	0.8	0.01	0.5	0.01	7.1	0.14
Gain (loss) from discontinued accident and health business, net of taxes	0.6	0.01	(0.2)	—	(0.3)	(0.01)	(2.6)	(0.05)
Gain on disposal of variable life and annuity business, net of taxes	0.3	0.01	0.8	0.02	1.3	0.03	4.9	0.09
Other discontinued operations	—	—	—	—	0.1	—	—	—

Net income(4)	$58.4	$1.27	$57.3	$1.14	$154.8	$3.34	$197.2	$3.86

(1)	In accordance with generally accepted accounting principles, the separate financial information of each segment is presented consistent with the way results are regularly evaluated by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Management evaluates the results of the aforementioned segments on a pre-tax basis. Segment income is determined by adjusting net income for net realized investment gains and losses because fluctuations in these gains and losses are determined by interest rates, financial markets and the timing of sales. Also, segment income excludes net gains and losses on disposals of businesses, discontinued operations, restructuring costs, extraordinary items, the cumulative effect of accounting changes and certain other items.

(2)	Per share data is per diluted share of common stock.

(3)	The fourth quarter of 2010 includes a tax benefit from decreases in the tax valuation allowance of $6.7 million and a benefit from losses related to the retirement of debt of $0.7 million, partially offset by a tax expense of $4.6 million related to sales of securities. The fourth quarter of 2009 primarily reflects a benefit from decreases in the tax valuation allowance of $6.9 million, partially offset by a tax expense of $3.9 million related to sales of securities. The year ended December 31, 2010 includes a tax benefit from decreases in the tax valuation allowance of $13.0 million and a benefit from losses related to the retirement of debt of $0.7 million, partially offset by a tax expense of $10.4 million related to sales of securities. The year ended December 31, 2009 reflects a tax expense of $12.0 million related to the gain from the retirement of debt, partially offset by a benefit from decreases in the tax valuation allowance of $6.9 million.

(4)	Basic income per share was $1.29 and $1.16 for the quarters ended December 31, 2010 and 2009, respectively, and $3.39 and $3.90 for the twelve months ended December 31, 2010 and 2009, respectively.